Exhibit 4.2

FORM OF

UNDERWRITER’S WARRANT AGREEMENT

Underwriter’s Warrant Agreement (the “Agreement”), dated as of June , 2006, between Microvision, Inc. (the “Company”) and MDB Capital Group LLC (the “Underwriter”).

WITNESSETH:

WHEREAS, the Company and the Underwriter have entered into an underwriting agreement dated May 30, 2006 (the “Underwriting Agreement”) whereby the Company has agreed to issue and sell to the Underwriter an aggregate of 10,750,000 shares of common stock of the Company (the “Firm Shares” or in the singular a “Firm Share”) and an aggregate of 10,750,000 warrants (The “Firm Warrants” or in the singular a “Firm Warrant”), each entitling the holder to purchase a share of common stock of the Company at an exercise price of $2.652 per share;

WHEREAS, the Underwriter has agreed to make a public offering of the Firm Shares and the Firm Warrants, as those terms are described within the Underwriting Agreement (the “Offering”);

WHEREAS, pursuant to section 5(q) of the Underwriting Agreement the Company is obligated to issue to the Underwriter as of the date hereof a warrant for the purchase of shares of Common Stock (the “Warrants”) equal to five percent (5%) of the Firm Shares sold in the Offering at a price per share of $2.7625; and

WHEREAS, warrants may only be issued to the Underwriter and/or member firms of the National Association of Securities Dealers, Inc. (“NASD”) that may participate in the Offering and the bona fide officers and partners thereof as permitted by Rule 2710(c)(7)(A) and (B) (the “Rule”) of the NASD Conduct Rules (each and each permitted transferee hereunder, a “Holder,” and collectively, the “Holders”).

NOW, THEREFORE, in consideration of the premises contained herein, the payment to the Company of $100, the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant and Period.

(a) The above recitals are true and correct. The Offering has been registered under a registration statement on Form S-3 (File No. 333-128019) which was declared effective by the Securities and Exchange Commission (the “Commission”) on September 8, 2005 (the “Effective Date”). The Company has filed a Preliminary Prospectus Supplement on May 26, 2006 describing the Offering.

(b) The Holder is hereby granted the right to purchase from the Company, at any time during the period commencing on June 5, 2007 and expiring on June 5, 2011 (the “Expiration Time”), up to 537,500 shares of Common Stock of the Company at an initial exercise price (subject to adjustment as provided in Section 6 hereof) of $2.7625 per share (the “Exercise Price” or “Purchase Price”), subject to the terms and conditions of this Agreement.

2. Warrant Certificates. The warrant certificates (“Warrant Certificates”) delivered and to be delivered pursuant to this Agreement shall be in the form set forth in the form of Warrant Certificate, attached hereto and made a part hereof, with such appropriate insertions, omissions, substitutions, and other variations as required or permitted by this Agreement.

3. Exercise of Warrant.

3.1 Full Exercise. If an effective registration statement is then available covering the issuance of shares issuable upon exercise of the Warrants, the Holder may effect an exercise of the Warrants by surrendering to the Company the Warrant Certificate, together with a Subscription in the form of Exhibit A attached thereto, duly executed by such Holder, at any time prior to the Expiration Time, at the Company’s principal office, accompanied by payment in cash or by certified or official bank check payable to the order of the Company in the amount of the aggregate purchase price (the “Aggregate Price”), subject to any adjustments provided for in this Agreement. The Aggregate Price shall be the amount that is the result of the Exercise Price multiplied by the number of shares of Common Stock that are the subject of each Holder’s Warrant (as adjusted as hereinafter provided).

3.2 Partial Exercise. If an effective registration statement is then available covering the issuance of shares issuable upon exercise of the Warrants, the Warrants may also be exercised from time to time in part by surrendering the Warrant Certificate in the manner specified in Section 3.1 hereof, except that the Purchase Price payable shall be the amount that is the result of the number of shares of Common Stock being purchased hereunder multiplied by the Exercise Price, subject to any adjustments provided for in this Agreement. Upon any such partial exercise, the Company, at its expense, will forthwith issue to the Holder a new Warrant Certificate or Warrants of like tenor calling in the aggregate for the number of securities (as constituted as of the date hereof) for which the Warrant Certificate shall not have been exercised, issued in the name of the Holder or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct.

3.3 Cashless Exercise. If an effective registration statement is not then available for the issuance of shares of Common Stock on exercise of the Warrants, the Holder may pay the Exercise Price either (i) in the manner specified in Section 3.1 or in Section 3.2 after making customary representations requested by the Company regarding investment intent and accredited status and agreeing to customary transfer restrictions requested by the Company to ensure compliance by the Company with applicable securities laws or (ii) through a cashless exercise (a “Cashless Exercise”), as hereinafter provided. The Holder may effect a Cashless Exercise of the Warrants by surrendering to the Company the Warrant Certificate, together with a Subscription in the form of Exhibit B attached thereto, duly executed by such Holder, at any time prior to the Expiration Time, at the Company’s principal office, upon which the Company shall issue to the Holder the number of shares of Common Stock determined as follows:

X = Y x (A-B)/A

where:	X = the number of shares of Common Stock to be issued to the Holder;

Y = the number of shares of Common Stock with respect to which this Warrant is being exercised;

A = the Market Price as of the Date of Exercise; and

B = the Exercise Price.

“Market Price” of a share of Common Stock on any date shall mean, (i) if the shares of Common Stock are traded on the Nasdaq National Market or Nasdaq Capital Market, the last bid price reported on that date; (ii) if the shares of Common Stock are no longer quoted on a Nasdaq market and are listed on any national securities exchange, the last sale price of the Common Stock reported by such exchange on that date; (iii) if the shares of Common Stock are not quoted on any such market or listed on any such exchange and the shares of Common Stock are traded in the over-the-counter market, the last price reported on such day by the OTC Bulletin Board; (iv) if the shares of Common Stock are not quoted on a any such market, listed on any such exchange or quoted on the OTC Bulletin Board, then the last price quoted on such day in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); or (v) if none of clauses (i)-(iv) are applicable, then as determined, in good faith, by the Board of Directors of the Company. “Date of Exercise” means the date on which the Holder shall have delivered to the Company (i) a Warrant Certificate, (ii) the applicable Form of Subscription attached thereto, appropriately completed and duly signed, and (iii) if applicable, payment of the Exercise Price in accordance with Section 3.1 or Section 3.2 for the number of shares of Common Stock so indicated by the Holder to be purchased.

4. Issuance of Certificates.

(a) Upon the exercise of the Warrants, the issuance of certificates for shares of Common Stock shall be made promptly (and, in any event within three business days thereafter) without charge to the Holder thereof including, without limitation, any tax which may be payable in respect of the issuance thereof, and such certificates shall (subject to the provisions of Section 5 and Section 6 hereof) be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

5. Restriction on Transfer of Warrants. The Holder of a Warrant Certificate, by acceptance thereof, covenants and agrees that the Warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities underlying the Warrants, in whole or in part, for a period of 180 days from the effectiveness of the Offering, except (a) to a NASD member firm that participated in the Offering and the bona fide officers or partners thereof, (b) by operation of law, or (c) by reason of reorganization of the Company.

6. Adjustments to Exercise Price and Number of Securities.

6.1 Stock Dividends and Splits. If the Company, (i) pays a stock dividend on its Common Stock, (ii) subdivides outstanding shares of Common Stock into a greater number of shares, or (iii) combines outstanding shares of Common Stock into a lesser number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

6.2 Extraordinary Transactions. If, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer by the Company is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, an “Extraordinary Transaction”), then each Holder’s Warrants will become the right thereafter to receive, upon exercise of his or her Warrants, the same amount and kind of securities, cash or property as such Holder would have been entitled to receive upon the occurrence of such Extraordinary Transaction if it had been, immediately prior to such Extraordinary Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of the relevant Warrant (the “Alternate Consideration”) in lieu of Common Stock. The aggregate Exercise Price for each Warrant will not be affected by any such Extraordinary Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Extraordinary Transaction, then each Holder, to the extent practicable, shall be given the same choice as to the Alternate Consideration it receives upon any exercise of his or her Warrant following such Extraordinary Transaction. In addition, at the request of each Holder, upon surrender of such Holder’s Warrant, any successor to the Company or surviving entity in such Extraordinary Transaction shall issue to such Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. Each Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Extraordinary Transaction.

6.3 Adjustment in Number of Securities. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 6, the number of securities issuable upon the exercise of each Warrant shall be adjusted to the nearest full amount by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of securities issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

6.4 No Adjustment of Exercise Price in Certain Cases. No adjustment of the Exercise Price shall be made if the amount of said adjustment shall be less than $.01 per Share; provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least $.01 per Share.

6.5 Notice of Adjustment. In each case of an adjustment or readjustment of the Exercise Price or the number of any securities issuable upon exercise of the Warrants, the Company at its expense will promptly calculate such adjustment in accordance with the terms of this Agreement and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number of shares of Common Stock or type of Alternate Consideration issuable upon exercise of each Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. The Company will promptly deliver to each Holder who makes a request in writing, a copy of each such certificate.

7. Exchange and Replacement of Warrant Certificates.

(a) Each Warrant Certificate is exchangeable without expense, upon the surrender thereof by the registered Holder at the principal executive office of the Company, for a new Warrant Certificate of like tenor and date representing in the aggregate the right to purchase the same number of securities in such denominations as shall be designated by the Holder thereof at the time of such surrender.

(b) Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrants, if mutilated, the Company will promptly make and deliver a new Warrant Certificate of like tenor, in lieu thereof.

8. Elimination of Fractional Interest. The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of the Warrants, nor shall it be required to issue script or pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests may be eliminated, at the Company’s option, by rounding any fraction up to the nearest whole number of shares of Common Stock or other securities, properties or rights, or in lieu thereof paying cash equal to such fractional interest multiplied by the Market Price of a share of Common Stock.

9. Reservation, Validity and Listing. The Company covenants and agrees that during the exercise period, the Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise under this Warrant Certificate. The Company covenants and agrees that, upon exercise of the Warrants, and payment of the Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly authorized, validly issued, fully paid, non-assessable and not subject to the preemptive rights of any shareholder. As long as the Warrants shall be outstanding, the Company shall use its commercially reasonable efforts to cause all shares of Common Stock issuable upon the exercise of the Warrants to be listed and quoted (subject to official notice of issuance) on all securities exchanges and systems on which the Common Stock are then listed and/or quoted, including Nasdaq and the American Stock Exchange.

10. Notices to Warrant Holders. Nothing contained in this Agreement shall be construed as conferring upon the Holders of the Warrants the right to vote or to consent or to receive notice as a shareholder in respect of any meetings of shareholders for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Warrants and their exercise, any of the following events shall occur:

(a) the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

(b) the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or

(c) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business as an entirety shall be proposed;

then, in any one or more of said events, the Company shall give to the extent practicable written notice of such event at least 15 days prior to the date fixed as a record date of the date of closing the transfer books for the determination of the shareholders entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notices shall specify such record date or the date of closing the transfer books, as the case may be.

11. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given when sent by (i) facsimile; or (ii) delivered personally or by overnight courier or mailed by registered or certified mail, return receipt requested:

(a) If to the registered Holder, to the address of such Holder as shown on the books of the Company.

(b) If to the Company, to the address set forth below or to such other address as the Company may designate by notice to the Holders.

Microvision, Inc.

6222 185th Avenue NE

Redmond, Washington 98052

Attn: Investor Relations

Fax: 425-936-4413

With a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attn: Joel F. Freedman

Fax: 617-951-7050

12. Entire Agreement: Modification. This Agreement (and the Underwriting Agreement to the extent applicable) contains the entire understanding between the parties hereto with respect to the subject matter hereof, and the terms and provisions of this Agreement may only be modified, waived or amended in writing. Any modification, waiver or amendment executed by the Company and a majority of Holders shall be binding on all Holders. Notice of any modification, waiver or amendment shall be promptly provided to any Holder not consenting to such modification, waiver or amendment.

13. Successors. All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Holders and their respective successors and assigns hereunder.

14. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

15. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

16. Captions. The caption headings of the sections of this Agreement are for convenience of reference only and are not intended, nor should they be construed as, a part of this Agreement and shall be given no substantive effect.

17. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and any registered Holder(s) of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and any Holder(s) of the Warrant Certificates.

18. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

MICROVISION, INC.

By:
Thomas M. Walker
Vice President, General Counsel and Secretary

MDB CAPITAL GROUP LLC

By:

MICROVISION, INC.

WARRANT CERTIFICATE

THE TRANSFER OR EXCHANGE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE WARRANT AGREEMENT REFERRED TO HEREIN.

EXERCISABLE ON OR BEFORE

5:00 P.M. SEATTLE TIME ON June     , 2011

Warrant No.

Representing Warrants to Acquire                  Shares of Common Stock

This Warrant Certificate (“Warrant Certificate”) certifies that MDB Capital Group LLC, or its assigns, is the registered holder (“Holder”) of Warrants (as defined in the Underwriter’s Warrant Agreement between the Company and Holder dated as of June     , 2006 (the “Warrant Agreement”)) of Microvision, Inc. (the “Company”). Each Warrant permits the Holder to purchase, at any time from June     , 2007 until 5:00 p.m. Seattle Time on June     , 2011 (the “Expiration Date”), one share of the Company’s Common Stock (the “Shares”) at the initial exercise price, subject to adjustment in certain events, of $2.7625 per share (the “Exercise Price”).

All Warrants not exercised prior to or on the Expiration Date shall thereafter expire and become void.

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued pursuant to the Warrant Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events, the Exercise Price and the type or number of the Company’s securities issuable thereupon may be adjusted.

Upon the exercise of less than all of the Warrants evidenced by this Certificate, the Company shall forthwith issue to Holder a new Warrant Certificate representing such number of unexercised Warrants.

The Company may deem and treat Holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof, and of any distribution to Holder, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed.

Dated as of June     , 2006

MICROVISION, INC.

By:
Thomas M. Walker
Vice President, General Counsel and Secretary

EXHIBIT A

FORM OF SUBSCRIPTION (CASH EXERCISE)

(To be signed only upon exercise of Warrant)

TO:	Microvision, Inc.

6222 185th Avenue NE

Redmond, Washington 98052

The undersigned holder of Warrant Certificate Number                      (the “Warrant Certificate”), representing                      Warrants (as defined in the Warrant Certificate) of Microvision, Inc. (the “Company”), which Warrant Certificate is being delivered herewith, hereby irrevocably elects to purchase                      Shares (as defined in the Warrant Certificate), and herewith makes payment of $             therefor, all in accordance with the Warrant Certificate and the Warrant Agreement referred to in the Warrant Certificate. Certificates for the Shares shall be issued in the name of                      and delivered to the following address:

By:

Name:

Social Security Number or Tax Identification Number:

Date:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant Certificate)

Address

Social Security Number or

Tax Identification Number

EXHIBIT B

FORM OF SUBSCRIPTION (CASHLESS EXERCISE)

TO:	Microvision, Inc.

6222 185th Avenue NE

Redmond, Washington 98052

The undersigned holder of Warrant Certificate number                      (the “Warrant Certificate”), representing                      Warrants (as defined in the Warrant Certificate) of Microvision, Inc. (the “Company”), which Warrant Certificate is being delivered herewith, hereby irrevocably elects to exercise (on a cashless exercise basis in accordance with the formula set forth in Section 3.3 of the Warrant Agreement referred to in the Warrant Certificate (the “Warrant Agreement”)) the Warrant Certificate with respect to                      Shares (as defined in the Warrant Certificate), all in accordance with the Warrant Certificate and the Warrant Agreement. Certificates for the Shares shall be issued in the name of                      and delivered to the following address:

By:

Name:

Social Security Number or Tax Identification Number:

Date:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant Certificate)

Address

Social Security Number or

Tax Identification Number

FORM OF ASSIGNMENT

(To be exercised by the registered holder if such Holder desires to transfer the Warrant Certificate)

FOR VALUE RECEIVED                                                                                                hereby sells, assigns and transfers unto:

Print Name of Transferee

Address

City State Zip Code

this Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                                                   Attorney, to transfer the within Warrant Certificate on the books of the within-named Company, with full power of substitution.

Dated: __________________	Signature:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant Certificate)

Social Security Number or Other Identifying Number of Assignee